UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2016

Home BancShares, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

(501) 339-2929

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 1, 2016, Home BancShares, Inc. (“HBI”) entered into an Acquisition Agreement (the “Agreement”) with Bank of Commerce Holdings, Inc., a Florida corporation and bank holding company (“BOCH”). Under the terms and conditions set forth in the Agreement, HBI has agreed to purchase all of the issued and outstanding shares of common stock (the “Acquired Assets”) of BOCH’s wholly-owned subsidiary, The Bank of Commerce, a Florida state-chartered bank that operates in the Sarasota, Florida area (“BOC”), for a cash purchase price of $3,750,000 plus up to an additional $400,000 in expense reimbursement for approved administrative claims (the “Acquisition”). The purchase price includes the discounted purchase of certain subordinated debentures issued by BOC, which HBI or its wholly-owned subsidiary, Centennial Bank, an Arkansas state-chartered bank (“Centennial”), will acquire from the existing holders of the subordinated debentures as a condition to the closing of the Acquisition. Immediately following the Acquisition, HBI intends to merge BOC with and into Centennial.

As of September 30, 2016, BOC had approximately $195.7 million in total assets, $132.6 million in loans and $152.7 million in customer deposits. BOC is conducting banking business from three locations in Sarasota (two) and Lakewood Ranch (one), Florida.

HBI will purchase the Acquired Assets free and clear of all liens, claims and encumbrances and will assume no liabilities of BOCH, except as noted above. BOCH has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”). HBI’s purchase of the Acquired Assets will be conducted under the provisions of Section 363 of the Bankruptcy Code. On November 14, 2016, HBI submitted an initial bid to purchase the Acquired Assets in accordance with the bidding procedures approved by the Bankruptcy Court. An auction was subsequently conducted on November 16, 2016, and HBI was deemed to be the successful bidder. The Bankruptcy Court approved HBI as the successful bidder at a hearing on November 17, 2016, pending the issuance of a final order of the Bankruptcy Court, as previously reported in HBI’s Current Report on Form 8-K filed on November 17, 2016.

The closing of the Acquisition is expected to occur in the first quarter of 2017 and is subject to (i) the Bankruptcy Court entering a final sale order relating to the Acquired Assets; (ii) approval of appropriate regulatory authorities and (iii) the satisfaction of other customary conditions. HBI and BOCH have made customary representations, warranties and covenants in the Agreement.

All capitalized terms used herein but not otherwise defined are ascribed the meanings as given in the Agreement. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement

The Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties thereto. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that BOCH delivered in connection with the execution of the Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1 Acquisition Agreement By and Between Home BancShares, Inc. and Bank of Commerce Holdings, Inc., dated December 1, 2016.*

*	The disclosure schedules referenced in the Acquisition Agreement have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. HBI hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: December 7, 2016	/s/ Jennifer C. Floyd
Jennifer C. Floyd
Chief Accounting Officer